   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                        MERIDIAN INDUSTRIAL TRUST, INC.

             (Exact name of Registrant as specified in its charter)

              MARYLAND                              94-3224765
    (State or other jurisdiction         (I.R.S. Employer Identification
 of incorporation or organization)                   Number)

                         455 MARKET STREET, 17TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 228-3900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

ALLEN J. ANDERSON                         Copies of all communications,
CHAIRMAN AND CHIEF EXECUTIVE OFFICER      including all communications to the
455 MARKET STREET, 17TH FLOOR             agent for service, should be sent to:
SAN FRANCISCO, CALIFORNIA 94105           MICHAEL D. WORTLEY, ESQ.
(415) 228-3900                            MARK EARLY, ESQ.
(Name, address, including zip code,       VINSON & ELKINS L.L.P.
and telephone number, including area      3700 TRAMMELL CROW CENTER
code, of agent for service)               2001 ROSS AVENUE
                                          DALLAS, TEXAS 75201
                                          (214) 220-7700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO        OFFERING PRICE        AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE         OFFERING PRICE    REGISTRATION FEE
Common Stock, par value $.001 per share........     16,277,554           $25.0625          $407,956,197         $120,347

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low sales prices reported on The New York Stock Exchange for the Registrant's Common Stock on December 9, 1997.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED DECEMBER 11, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                        MERIDIAN INDUSTRIAL TRUST, INC.

               16,277,554 SHARES OF COMMON STOCK, $.001 PAR VALUE

    This Prospectus relates to the offering by the selling stockholders named herein (the "Selling Stockholders") of up to an aggregate of 16,277,554 shares of Common Stock (the "Offered Securities"), par value $.001 per share ("Common Stock"), of Meridian Industrial Trust, Inc., a Maryland corporation ("Meridian" or the "Company"). See "Plan of Distribution" for information relating to resales of the Offered Securities by the Selling Stockholders.

    SEE "RISK FACTORS" ON PAGE   FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT
IN THE COMMON STOCK.

    The Offered Securities may be sold from time to time pursuant to this Prospectus by the Selling Stockholders. The Offered Securities may be sold by the Selling Stockholders to or through underwriters, in block trades, purchases and resales by a broker or dealer, exchange and/or secondary distributions, ordinary brokerage transactions and in transactions in which brokers solicit purchases, in privately negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Company will receive no part of the proceeds of sales of Common Stock by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders.

    The Common Stock is quoted on The New York Stock Exchange. The last reported sale price of the Common Stock on December 9, 1997, was $25.25.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                         CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is December   , 1997.

                             AVAILABLE INFORMATION

    No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, such representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. The Company's outstanding shares of Common Stock are listed on the New York Stock Exchange (the "NYSE") under the symbol "MDN" and all such reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005. In addition, warrants to purchase shares of the Company's Common Stock are listed on the American Stock Exchange ("ASE") and such reports, proxy statements and other information filed by the Company with the ASE may be inspected at the ASE's offices at 86 Trinity Place, New York, New York 10006-1881.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference (File No. 1-14166):

    (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended;

    (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

   (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (iv) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (v) Current Report on Form 8-K filed October 9, 1997, as amended;

    (vi) Current Report on Form 8-K filed October 15, 1997, as amended;

   (vii) Current Report on Form 8-K filed November 6, 1997, as amended; and

  (viii) The description of the Company's capital stock contained in of the Company's Registration Statement on Form 8-A filed on January 4, 1996 for registration of the Common Stock pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to General Counsel, Meridian Industrial Trust, Inc., 455 Market Street, 17th Floor, San Francisco, California 94105.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "MERIDIAN" AND THE "COMPANY" REFER TO MERIDIAN INDUSTRIAL TRUST, INC. AND ITS CONSOLIDATED SUBSIDIARIES. CERTAIN ADDITIONAL TERMS CONTAINED HEREIN ARE DEFINED IN THE GLOSSARY OF THIS PROSPECTUS.

                                  THE COMPANY

    Meridian Industrial Trust, Inc. is a self-administered and self-managed real estate operating company engaged primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. Based on the total square feet of leasable space and management's knowledge of the industrial real estate market, the Company believes it is one of the largest owners and managers of industrial space for lease in the United States. The Company's strategy is to be a demand-driven, competitively priced, nationwide provider of warehouse/distribution space.

    The Company's fundamental business objective is to maximize total return to its stockholders by increasing cash flow per share and increasing the long-term value of the Company's properties. In order to achieve this objective, the Company will seek to add value to the Company's Properties, build market share, achieve name recognition and continue to improve its operating efficiency. The Company places a high priority on disciplined portfolio management and anticipating customers' needs. The Company intends to achieve its primary business objective by applying its corporate strategies to achieve growth in its portfolio of Properties. The Company will seek to grow through (a) acquiring warehouse/distribution and light industrial properties, (b) developing warehouse/distribution properties to meet customer demand, (c) selectively acquiring land parcels in anticipation of development projects, (d) repositioning the Company's existing portfolio by selling Properties which no longer meet its investment objectives and reinvesting the proceeds and (e) maximizing cash flow from its operating Properties by increasing occupancy levels and releasing space at higher levels.

    The Company's executive offices are located at 455 Market Street, 17th Floor, San Francisco, California 94105, and its telephone number at those offices is (415) 281-3900.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY EACH PROSPECTIVE PURCHASER OF COMMON STOCK.

RISK OF INABILITY TO SUSTAIN DISTRIBUTION LEVEL

    The Company's current intended distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, continued property occupancy and profitability of tenants, capital expenditures and other costs relating to the Company's properties, the level of leasing activity, the strength of real estate markets, competition, the cost of environmental compliance and compliance with other laws, the amount of uninsured losses, and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company currently expects to maintain its current distribution level. However, some of the assumptions described above are beyond the control of the Company, and a significant change in any such assumptions could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain its distribution level.

INFLUENCE OF SIGNIFICANT STOCKHOLDERS

    Eight stockholders of the Company (Prudential and certain separate insurance accounts managed by Prudential, Hunt, USAA and Morgan Stanley which own Common Stock, Ameritech which owns Common Stock and Series B Preferred Stock that is convertible into Common Stock and OTR which also owns Series B Preferred Stock) owned as of September 30, 1997 a total of approximately 67% of the outstanding Common Stock on a pro forma basis (assuming conversion of the Series B Preferred Stock). The holders of Series B Preferred Stock (Ameritech and OTR) are entitled to require that the Board of Directors be expanded by one additional director and to fill the vacancy created by that expansion until such time as the holders of the Series B Preferred Stock cease to hold shares of Series B Preferred Stock representing a total of at least the Minimum Ownership Level (as defined in the Company's Charter and described together with additional rights under "Description of Stock--Preferred Stock"). At the next annual meeting following the election of a director by the holders of the Series B Preferred Stock if necessary, the number of directors would be reduced to nine directors, including the director elected by the holders of the Series B Preferred Stock. In addition, Prudential is entitled to require the Company to expand the size of the Board of Directors by one director and to designate the individual who will fill the vacancy created by such expansion. Accordingly, for so long as these stockholders own a significant percentage of the Company's stock, they will retain substantial influence over the affairs of the Company which may result in decisions that do not fully represent the interests of all stockholders of the Company.

REAL ESTATE INVESTMENT RISKS

    EXPIRING LEASES. The Company's inability to renew or release space upon expiration of its expiring leases could adversely affect the Company's cash available for distributions. In addition, the Company usually will incur additional costs in the form of leasing commissions and tenant improvements if it is unable to renew an expiring lease with an existing tenant. In that regard, in 1997 and 1998, leases covering approximately 3.75% and 10.65%, respectively, of the Company's total leased space are scheduled to expire.

    GENERAL RISKS. The Company's investments are subject to the risks incident to ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend upon the amount of income generated and expenses incurred. If the Company's properties do not generate revenue sufficient to cover operating expenses, including debt service and capital expenditures, the Company's cash available for distribution and ability to make distributions to its stockholders will be adversely affected.

    A commercial property's revenues and value may be adversely affected by a number of factors, including: the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rents from tenants; the expense of periodically renovating, repairing and reletting space; and increasing operating costs (including real estate taxes and utilities) which may not be passed through the tenants. Certain significant expenditures associated with investments in real estate (such as debt service payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from a property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

    TENANT DEFAULTS. Substantially all the Company's income is derived from rental income from real property and, consequently, the Company's cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant of the Properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. If a tenant rejects its lease, the Company's claim for breach of the lease would be treated (absent collateral securing the claim) as a general unsecured claim. No assurance can be given that the Company will not experience significant tenant defaults in the future.

    MARKET ILLIQUIDITY. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to holders of Common Stock.

    OPERATING RISKS. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as: cleaning, electricity, heating, ventilation and air conditioning; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants are currently obligated to pay all or a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company generally implements cost saving incentive measures at its Properties, if any of the above occurs, the Company's ability to make distributions to stockholders could be adversely affected.

    COMPETITION. There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in the selection of land for development and properties for acquisition.

    UNINSURED LOSSES. The Company carries or requires its tenants to carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the Properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a Property, as well as the anticipated future revenue from such Property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

    Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation of costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

    All the Properties have been subject to a Phase I or similar environmental audit undertaken by independent environmental consultants after December 1992 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs). These environmental audits have not revealed, and the Company is not aware of, any environmental liability that would have a material adverse effect on the Company's business.

RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

    The Company intends to acquire existing warehouse/distribution and light industrial properties to the extent they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of such properties entail general investment risk associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of cost of improvements to bring an acquired property up to standards established for the intended market condition may prove inaccurate.

    The Company also intends to grow through the selective development and construction of build-to-suit warehouse/distribution and light industrial properties, in accordance with the Company's policies as opportunities arise in the future. See Risks associated with the Company's development and construction activities include the risk that: the Company may abandon development activities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and the construction and lease-up may not be completed on schedule, resulting in increased debt service, expense and construction costs. Development activities are also subject to risk relating to inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention.

RISKS OF ADVERSE EFFECT ON THE COMPANY FROM DEBT FINANCING, INCREASES IN
  INTEREST RATES, FINANCIAL COVENANTS AND ABSENCE OF LIMITATIONS ON DEBT

    DEBT FINANCING. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties will not be able to be refinanced or that the terms of such refinancings will be as favorable as the terms of the existing indebtedness. There can be no assurance that the Company will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

    REQUIREMENTS OF CREDIT FACILITIES; FORECLOSURES. The Company has entered into secured and unsecured credit facilities as well as certain other promissory notes. The terms of certain of this indebtedness require the Company to comply with a number of customary financial and other covenants (such as maintaining certain debt coverage and loan-to-value ratios). The Company may not have funds on hand sufficient to repay such indebtedness at maturity. It may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance its indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. In addition, if the Company is unable to meet its payment obligations under its secured indebtedness, certain Properties could be foreclosed upon by or otherwise transferred to the lender with a consequent loss of income and asset value to the Company.

    RISK OF RISING INTEREST RATES. Outstanding advances under the Unsecured Credit Facility bear interest rates at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

    NO LIMITATION ON DEBT. The Company currently has a policy of incurring debt only if, upon such incurrence, the Company's debt-to-total market capitalization would be 50% or less. However, the Organizational Documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board could alter or eliminate this policy and would do so if, for example, it were necessary in order for the Company to continue to qualify as an REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

POSSIBLE STOCK PRICE VOLATILITY

    The market price of Common Stock could be subject to significant fluctuations in response to various factors and events, including quarterly variations, operating results, liquidity of the market for Common Stock, regulatory changes affecting the real estate industry generally, announcements of business developments by the Company or its competitors, interest rate fluctuations and other changes in real estate market conditions.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

    One of the factors that influences the market price of the shares of Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distribution yield may adversely affect the market price of Common Stock.

CONFLICTS OF INTEREST

    The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a requirement that all transactions in which officers, directors and substantial shareholders and their affiliates have a conflicting interest must be approved by a majority of the disinterested directors of the Company who are not officers or full time employees of the Company or members of the immediate family of any such officer or employee (the "Independent Directors"). However, there can be no assurance that these policies will be successful in minimizing or eliminating such conflicts and, if they are not successful, decisions could be made that might fail fully to reflect the interests of all stockholders.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

    The investment, financing, conflicts of interest, borrowing and distribution policies of the Company and its policies with respect to all other activities, including qualification as a REIT, growth, debt, capitalization and operations, will be determined by the Board. Although it has no present intention to do so, the Board may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of the Company. A change in these polices could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodation and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although management of the Company believes that the Properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

    OTHER LAWS. The Properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's expected distributions.

RISKS OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX LIABILITIES

    CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. The Company has elected to be taxed as a REIT under the Code, commencing with its initial taxable year ended December 31, 1995. To maintain REIT status, the Company must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a REIT are largely real estate related, that a REIT distributes substantially all its ordinary taxable income to stockholders on a current basis and that the REIT's ownership is not overly concentrated. Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at the Company, no assurance can be given that the Company will qualify as a REIT for any particular year.

    If the Company fails to qualify as a REIT, it will be taxed as a regular corporation, and distributions to stockholders will not be deductible in computing the Company's taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to the Company's stockholders or for reinvestment. In the absence of REIT status, distributions to stockholders would no longer be required. Moreover, the Company might not be able to elect to be treated as a REIT for the four taxable years after the year during which the Company ceased to qualify as a RElT. In addition, if the Company later requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions equal to any earnings accumulated during the period of non-REIT status.

    EFFECT OF REIT DISTRIBUTION REQUIREMENTS. To maintain its qualification as a REIT, the Company must annually distribute to the Company's stockholders at least 95% of its net ordinary taxable income (not capital gains). This requirement limits the Company's ability to accumulate capital. Under certain circumstances, the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. Difficulties in meeting the distribution requirements might arise due to competing demands for the Company's funds or to timing differences between tax reporting and cash receipts and disbursements (because income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed or deductions may be disallowed or limited). In those situations, the Company might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. Although the Company does not anticipate difficulties in meeting the distribution requirements, no assurance can be given that the necessary funds will be available. If the Company fails to make a required distribution, it would cease to be a REIT. See "Federal Income Tax Considerations--REIT Qualification."

LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND
  THIRD PARTY ACQUISITION PROPOSALS

    In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than 1995) (the "Five or Fewer Requirement"). To help the Company meet these requirements and otherwise maintain its REIT status, the Charter prohibits (a) actual or constructive ownership by any person (other than persons designated by the Board as "Excepted Holders") of more than 8.5% of the lesser of the number or value of the outstanding shares of any class or series of the Company's Common Stock or Preferred Stock ("Equity Stock"), (b) ownership of stock that would cause the Company to be "closely held" or otherwise fail to qualify as a REIT and (c) transfers that would result in outstanding shares being owned by less than 100 persons. See "Federal Income Tax Consequences--REIT Qualification." The Charter provides that, upon any attempted transfer of shares (including warrants or options to acquire shares) that would cause any person to be treated as owning stock in violation of the ownership restrictions (other than the prohibition against transfers that would result in less than 100 owners), the number of shares that would cause the violation are automatically transferred to a Trustee for the benefit of a charitable beneficiary as "Shares-In-Trust." The person who otherwise would have been considered the owner (the "Prohibited Owner") will have no rights or economic interest in those shares. For these purposes, potentially violative "ownership" is evaluated by taking into account the broad constructive ownership rules of Sections 544 and 318 of the Code, with certain modifications. In addition, a "transfer" that is subject to these restrictions includes any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any person to have or acquire ownership (applying the constructive ownership rules) of Equity Stock. See "Description of Stock--Restrictions on Ownership and Transfer."

    These provisions and certain other provisions of the Company's charter and bylaws and the Maryland General Corporation Law, as amended (the "MGCL") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Stock that may be attractive to stockholders or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and of the Charter and Bylaws."

    FUTURE ISSUANCES OF COMMON STOCK. The Charter authorizes the Board to issue additional shares of Common Stock without stockholder approval. Any such issuance could have the effect of diluting existing stockholders' interest in the Company.

    PREFERRED STOCK. The Charter authorizes the Board to (a) issue up to 25 million shares of preferred stock (the "Preferred Stock"), (b) reclassify unissued shares of stock, (c) establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions and (d) establish terms and conditions of redemption for each class or series of any Preferred Stock issued. See "Description of Stock--Preferred Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers. The loss of their services could have an adverse effect on the operations of the Company.

RISKS ASSOCIATED WITH RELIANCE ON FORWARD LOOKING STATEMENTS

    This Prospectus and the documents incorporated herein by reference contain statements which constitute forward looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act. Those statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (a) potential acquisitions or property developments by the Company; (b) the Company's financing plans; (c) trends affecting the Company's financial condition or results of operations; (d) the Company's growth strategy, operating strategy and financing strategy; (e) the declaration and payment of dividends; and (f) regulatory matters affecting the Company. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. Risks and uncertainties associated with the Company's acquisition activities include risks that: acquisition opportunities explored by the Company may be abandoned, investments will fail to perform in accordance with expectations and that analysis with respect to the cost of improvements to bring an acquired project up to standards will prove inaccurate, as well as general investment risks associated with any new real estate investment. The Company disclaims any obligation to update the forward looking statements contained in this Prospectus or incorporated herein by reference.

                              DESCRIPTION OF STOCK

    The following is a summary of certain features of the Company's stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

    Under the Charter, the Company is authorized to issue a total of 200 million shares of stock, consisting of 175 million shares of Common Stock, par value $.001 per share, and 25 million shares of Preferred Stock, par value $.001 per share. The Company is a Maryland corporation. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations.

COMMON STOCK

    All of the Offered Securities are duly authorized, fully paid and nonassessable. They are also subject to the ownership and transfer restrictions contained in the Charter (described under "--Restrictions on Ownership and Transfer").

    Subject to the preferential rights of any other shares or series of stock and the REIT ownership provisions set forth in the charter, holders of shares of Common Stock are entitled to receive dividends on shares if, as and when authorized and declared by the Board out of assets legally available for distribution. Under the MGCL, a dividend or other distribution may not be made if after giving effect to it (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Charter does not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution. Holders of shares of Common Stock also are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the Company's liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the REIT ownership provisions set forth in the Charter, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as otherwise required by law or except as provided with respect to the Series B Preferred Stock or any other class or series of stock, the holders of shares of Common Stock possess the exclusive voting power of the Company. There is no cumulative voting for the election of directors of the Company, which means that the holders of a majority of the outstanding shares of Common Stock will be able to elect all the directors for whom such holders vote, and the holders of the remaining shares of Common Stock will not be able to elect any directors. As explained under
"--Preferred Stock," the holders of shares of Series B Preferred Stock will have certain rights to elect directors.

    Holders of shares of Common Stock have no conversion, sinking fund or redemption rights or any preemptive rights to subscribe for any additional securities of the Company. All shares of Common Stock have equal distribution, liquidation and other rights, and have no preference or exchange rights.

    Under the MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter or such lesser percentage (but not less than a majority of all of the votes to be cast on the matter) as is set forth in the corporation's charter. The Charter provides that, subject to the rights of any series of Preferred Stock then outstanding, such extraordinary transactions may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on such matters.

    The transfer agent and registrar for the shares of Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

    Under the Charter, the Board is authorized, without further stockholder action, to provide for the issuance of up to 25 million shares of Preferred Stock in one or more series (of which 2,272,727 shares are currently classified as Series B Preferred Stock). Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board, subject to the rights of holders of any series of Preferred Stock then outstanding. Prior to the issuance of shares of each series, the Board is required by the MGCL and the Charter to fix (subject to the express terms of any class or series of the Company's stock outstanding at the time and the ownership and transfer restrictions contained in the Charter, described under "--Restrictions on Transfer and Ownership") the terms, preferences, conversion, other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of shares of Common Stock. The Board could also authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of shares of Common Stock might receive a premium for their shares over the then market price of such shares.

    The rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption, and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board pursuant to the articles supplementary. The specific terms of a particular series of Preferred Stock will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof; (d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund; (f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

DESIGNATED PREFERRED STOCK

    In connection with the formation and initial capitalization of the Company, the Company issued a total of one million shares of Series A Preferred to the Merged Trusts and Trust 83. These shares were canceled or redeemed in connection with the Merger and no shares of the Series A Preferred Stock are outstanding.

    The Company issued a total of 2,272,727 shares of Series B Preferred Stock for a total purchase price of $35 million or $15.40 per share on February 23, 1996. The Board has established the rights, powers, restrictions and limitations of the Series B Preferred Stock. The holders of shares of Series B Preferred Stock are entitled to receive cumulative dividends: (a) for the first eight quarterly dividend periods after issuance, in an amount per share equal to the greater of (i) $0.31 per quarter or (ii) 103% (as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time) of the quarterly dividend payable per share of Common Stock during that period (determined as of the date on which the applicable Common Stock dividend is authorized) and (b) beginning with the ninth quarterly dividend period after issuance, in an amount per share equal to the greater of
(i) the quarterly dividend payable on the Series B Preferred Stock for the eighth quarterly dividend period after issuance or (ii) the dividend paid per share of Common Stock (determined as of the date on which the Common Stock dividend for the corresponding Common Stock dividend period is authorized and as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time). If the annual dividend rate is $1.24 per share on the Series B Preferred Stock, the total dividend would equal approximately $2.8 million per year.

    The holders of shares of Series B Preferred Stock also are entitled to a liquidation preference of $15.40 per share (equivalent to the initial purchase price) plus accumulated unpaid dividends if the Company is liquidated or sold prior to the redemption or conversion of those shares. The rights of holders of Series B Preferred Stock to cumulative dividends and the liquidation preference are senior to the rights of holders of Common Stock to dividends or any distributions upon liquidation or sale of the Company.

    Each share of Series B Preferred Stock is convertible at the option of its holder at any time into shares of Common Stock at a conversion price of $15.40 per share of Common Stock (the "Conversion Price") (equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred), subject to adjustment to reflect stock dividends, splits, combinations and issuances of stock by reclassification of Common Stock. In addition, if the Company issues for cash or other consideration shares of Common Stock or any security convertible into or exchangeable or exercisable for Common Stock (other than securities issued to directors, officers or employees of the Company and securities issued in connection with property acquisitions that are approved by the Investment Committee of the Board and the designee, if any, of the Series B Preferred Stock then sitting on the Board) at a price, including any additional consideration payable upon any such conversion, exchange or exercise (before deduction of any reasonable and customary discounts, commissions, fees and other expenses of issuance and marketing) that is less than $16.00 as adjusted from time to time by the Board upon certain other adjustments to the conversion price, there will be a reduction in the conversion price of the Series B Preferred Stock equal to the amount by which $16.00 (as adjusted) exceeds the purchase, exchange or conversion price. If the Company engages in more than one such issuance, the amount of the adjustment to the Conversion Price will be equal to the greatest individual reduction. However, such adjustments will not be cumulative. The number of shares of Common Stock actually issuable upon the conversion of the Series B Preferred Stock will be determined by dividing the total liquidation preference of such shares (plus all unpaid accumulated dividends, except any dividends accumulated on shares of Series B Preferred Stock presented for conversion after the end of the last-completed quarterly dividend period) by the conversion price in effect at that time.

    At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may convert the outstanding shares of Series B Preferred Stock, in whole but not in part, into shares of Common Stock at the then effective conversion price per share (currently equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred Stock), subject to certain adjustments, so long as: (a) the average closing price of Common Stock on the NYSE during any 20 trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the date the Company provides notice of exercise of its right to convert the Series B Preferred Stock meets or exceeds the following percentages of the then-applicable Conversion Price (the "Conversion Price Premium"):

YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
1999....................................................................       115.0%
2000....................................................................       119.0
2001....................................................................       123.0
2002....................................................................       127.5
2003 and 2004...........................................................       132.0

and (b) the closing price of the Common Stock on the trading day immediately preceding the date the Company provides notice of exercise of this option equals or exceeds the applicable Conversion Price Premium.

    At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may redeem the Series B Preferred Stock, in whole or in part (but in no event for a total consideration that is less than $1 million), for a per share cash price as follows:

                                                               REDEMPTION
YEAR                                                              PRICE
-------------------------------------------------------------  -----------
1999.........................................................   $   16.95
2000.........................................................       17.35
2001.........................................................       17.80
2002.........................................................       18.25
2003 and 2004................................................       18.70

plus, in each case, accumulated unpaid dividends to and including the date fixed for redemption. If the Company exercises its right to redeem the Series B Preferred Stock, the holder's conversion right will terminate five days before the redemption date.

    The holders of Series B Preferred Stock vote together with the holders of the Common Stock on an as-converted basis on all matters submitted to a vote of the Company's common stockholders. In addition, for so long as Ameritech and OTR collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than 15% of the publicly-traded shares of Common Stock (excluding shares owned by Hunt, USAA, officers and directors of the Company or Ameritech and OTR and as otherwise defined in the agreement with Ameritech and
OTR), the holders of Series B Preferred Stock will be entitled to require the Company to increase the size of the Board by one person (there currently are seven Company directors) and to elect that additional director. That percentage will be reduced to one-half of the then-effective percentage in the event of a partial redemption or conversion of the Series B Preferred Stock. (The applicable percentage is referred to in this Prospectus as the "Minimum Ownership Level".) At the Company's next annual meeting following any such election, if necessary, the size of the Board will be reduced to nine persons and, at that meeting and each succeeding annual meeting for so long as Ameritech and OTR collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than the Minimum Ownership Level and the holders of the Series B Preferred Stock elect to exercise such right, the holders of the Series B Preferred Stock, voting as a separate class, will be entitled to elect one director to serve on the Board by majority vote. If dividends on the Series B Preferred Stock are in arrears for six consecutive quarterly dividend periods, and Ameritech and OTR collectively hold all the outstanding shares of Series B Preferred Stock, then the Board will be increased by two (in addition to the director referred to previously), and Ameritech will have the right to designate one such director and OTR will have the right to designate the other such director. If Ameritech and OTR do not then hold all of the outstanding shares of Series B Preferred Stock, then the holders of a majority of the Series B Preferred Stock voting separately as a class will have the right to elect one director to serve on the Board until all such dividend arrearages are eliminated. According to Ameritech's Form 13D dated October 10, 1997, Ameritech stated that it does not currently intend to exercise its right to appoint a director. At the next annual meeting of stockholders of the Company after the election of such director or directors, the size of the Board will be reduced, if necessary, to: (a) nine persons if one director is so elected; and (b) ten directors if two directors are so elected. In either case, that shall be the maximum membership of the Board until such time as all arrearages in dividends shall have been paid. The Company may not amend the provisions of the Series B Preferred Stock without the affirmative vote of holders of at least 75% of the outstanding shares of Series B Preferred Stock. The holders of the Series B Preferred Stock also have the right to approve certain extraordinary corporate transactions by a majority vote, including a merger in which the Company is not the surviving entity and any sale of all or substantially all of the Company's assets.

    The Company has agreed in connection with the Stock Purchase Agreement with Ameritech and OTR that until such time as Ameritech and OTR cease to hold shares of Series B Preferred Stock (or Common Stock in the event of a conversion of Series B Preferred) representing on an as-converted basis in the aggregate at least the Minimum Ownership Level, the Company is subject to a number of operating covenants, including: (a) the Company may not repurchase more than $5 million of Common Stock in the aggregate; (b) the Company may not incur debt that, at the time the debt is incurred, would result in the Company having a debt-to-total-debt-and-equity-capitalization ratio above 60%; (c) the Company may engage in transactions with affiliates only with the approval of a majority of its disinterested directors and upon terms no less favorable than those that could be obtained in an arms' length transaction and, if the value of any such transaction exceeds 10% of the fair market value of the Company's assets as determined by the Board, the Company must obtain a third-party appraisal or other confirmation that such transaction is on terms no less favorable to the Company than those that could be obtained in an arm's length transaction; (d) the Company must continue to qualify as a real estate operating company; and (e) until such time as the market value of the Company's publicly traded shares exceeds $250 million for at least 60 consecutive days, the Company may not engage in any issuances of equity securities in private placements unless, after the private placement, the market value of the Company's publicly-traded shares (as defined therein) would equal or exceed 50% of the Company's total equity capitalization and unless the purchasers in any such private placement agree to certain restrictions on the transfer of the stock purchased in the private placement for a period of one year.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, beginning with calendar year 1996, generally not more than 50% of the value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and its outstanding stock must be beneficially owned by at least 100 persons. See "Federal Income Tax Considerations--REIT Qualification. To help the Company meet these requirements and otherwise maintain its REIT status, the Charter includes three basic protective provisions affecting the ownership and transfer of the Company's issued and outstanding shares of any class or series of Common Stock or Preferred Stock ("Equity Stock"): (a) a general prohibition against actual or constructive ownership by any person (other than persons designated by the Board as "Excepted Holders", described further below) of more than 8.5% of the lesser of the number or value of the outstanding shares of any class or series of Equity Stock; (b) a prohibition against ownership of Equity Stock that would cause the Company to be "closely held" or to otherwise fail to qualify as a REIT (such as ownership that would result in the Company being treated as owning an interest in a tenant if income derived by the Company from that tenant would cause the Company to fail to satisfy any of the REIT gross income requirements); and (c) a prohibition against transfers that would result in the Equity Stock being owned by less than 100 persons. In addition, in January, 1996, the Company issued shares of Common Stock that, prior to the end of that month, were held by 100 individuals in order to meet the 100-person requirement.

    These ownership restrictions took effect on February 23, 1996 and may be terminated if the Board determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the ownership limits and restrictions on transfer is no longer required in order for the Company to qualify as a REIT.

    These restrictions on ownership and transfer may have the effect of precluding acquisition of control of the Company or otherwise limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the 8.5% ownership limit or the higher ownership limits set for certain stockholders. See "Risk Factors--Limits on Ownership and Changes in Control May Deter Changes in Management and Third Party Acquisition Proposals."

    TRANSFERS IN TRUST. The Charter provides that, upon any attempted transfer of Equity Stock (including warrants or options to acquire Equity Stock) that would cause any person to be treated as owning Equity Stock in violation of the ownership restrictions (other than the prohibition against transfers that would result in less than 100 owners), the number of shares that would cause the violation are automatically transferred to a trustee for the benefit of a charitable beneficiary as "Shares-in-Trust." The person who otherwise would have been considered the owner (the "Prohibited Owner") will have no rights or economic interest in those shares. For these purposes, potentially violative "ownership" is evaluated by taking into account the broad constructive ownership rules of Sections 544 and 318 of the Code, with certain modifications. In addition, a "transfer" that is subject to these restrictions includes any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any person to have or acquire ownership (applying the constructive ownership rules) of Equity Stock.

    The trustee is entitled to vote all Shares-in-Trust and to receive all distributions on Shares-in-Trust, and will hold such distributions for the benefit of the charitable beneficiary. If any distributions with respect to Shares-in-Trust are paid to the Prohibited Owner before the Company discovers the violation of the ownership limit, the Prohibited Owner must pay that amount to the trustee. Distributions on Shares-in-Trust will be used by the trustee first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust and third to pay any excess to the charitable beneficiary. The Prohibited Owner is not to receive any benefit from distributions.

    The trustee is obligated to sell the Shares-in-Trust promptly to a person who would not cause a violation of the ownership restrictions (at which time the shares will cease to be Shares-in-Trust) and to distribute the net sale proceeds first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust, third to pay the Prohibited Owner an amount intended to ensure that the Prohibited Owner will not realize any appreciation in value of the shares and fourth to pay any excess to the charitable beneficiary. If a Prohibited Owner sells Shares-in-Trust before the Company discovers the transfer, such shares are deemed to have been sold on behalf of the trust. To the extent that the Prohibited Owner received more in that sale than the Prohibited Owner would otherwise be entitled to receive under these provisions, the excess must immediately be delivered to the trustee.

    THE COMPANY PURCHASE RIGHT. The Company also will have the right to purchase all or any portion of the Shares-in-Trust, and the Shares-in-Trust are deemed to have been offered to the Company, at the lesser of: (a) the price per share paid for such shares in the transaction that created the Shares-in-Trust (or if no price was paid, the market price at the time of that event); and (b) the market price on the date the Company or its designee accepts the offer. This purchase right exists for a period of 90 days after the later of: (a) the date of the purported transfer that created the Shares-in-Trust, if the Company receives notice of the event; and (b) the date the Company determines in good faith that a purported transfer creating Shares-in-Trust has occurred, if the Company does not receive notice of the event. The Company may not, however, exercise this right after the trustee has sold the Shares-in-Trust to a person whose ownership will not cause a violation of the ownership restrictions.

    REPORTING OF TRANSFERS AND OWNERSHIP. To assist in the enforcement of the ownership restrictions, the Charter requires any person who acquires or attempts to acquire Equity Stock in violation of the ownership restrictions (or who would own shares of Equity Stock but for the automatic transfer to the trust) to give the Company immediate written notice of that event. In the case of a proposed or attempted violative transfer, the purported transferee must give at least 15 days' prior written notice of the event and provide any other information the Company requests in order to determine whether such transfer affects the Company's REIT status.

    In addition, the Charter generally requires every person who owns more than 5% (or such lower percentage as is required under the applicable Treasury Regulations) of the number or value of the outstanding shares of any class or series of the Equity Stock to give the Company written notice, within 30 days after the close of each taxable year, stating the owner's name and address, the number of shares of each class or series of Equity Stock owned and a description of how the shares are held. These owners must generally provide any additional information the Company requests in order to determine whether such ownership affects the Company's REIT status and to ensure compliance with the ownership restrictions. All remaining owners must generally provide ownership information upon request. The Charter allows the Board to determine the information that must be delivered by each owner of Equity Stock.

    TRANSFERS VOID. The Charter also provides that if, for any reason, a transfer to the trust described above would not effectively prevent the Prohibited Owner from violating the ownership restrictions, then the purported transfer is void ab initio and the Prohibited Owner does not acquire any rights in the excess Equity Stock.

    EXCEPTED HOLDERS. In order to permit ownership in excess of the specified 8.5% ownership limit for persons who will not jeopardize the Company's REIT status, the Charter permits the Board to designate certain "Excepted Holders." Excepted Holders must supply appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through the entity will be appropriately dispersed so as not to jeopardize the Company's REIT status). Each Excepted Holder will be subject to a separate ownership limit as specified by the Board.

    The only current Excepted Holders (and their respective Excepted Holder Limits for Common Stock) are Ameritech (29%), Prudential (29%), Hunt (23.7%), USAA (20%), OTR (8.5%), and Morgan Stanley (1,600,000 shares), six of the principal shareholders of the Company. Ameritech, Prudential, Hunt, USAA, OTR and Morgan Stanley have entered into separate "Excepted Holder Agreements" with the Company under which they have given representations and undertakings designed to protect the Company's REIT status. Prudential has represented and covenanted to the Company that the shares that it beneficially owns, including shares held on behalf of certain insurance company separate accounts, will be treated as held proportionately by its policyholders. USAA has represented and covenanted to the Company that shares that it owns will be treated as held proportionately by the shareholders of its ultimate parent corporation and that no individual will be treated as owning more than the "basic" 8.5% ownership limit. Hunt's shares are held by a partnership that also has represented and covenanted to the Company that the shares it owns will be held so that no individual will be treated as owning more than the basic 8.5% ownership limit, except that up to 15.3% of the lesser of the number or value of any outstanding class of Equity Stock may be treated as owned by one individual and such individual's family as defined in Code Section 544(a)(2). Accordingly, under the basic 8.5% ownership limit and the existing Excepted Holder Limits, no five or fewer individuals would be permitted to own more than 49.3% of the outstanding Equity Stock. One individual, owning through Hunt, may own up to 15.3%.

    The Excepted Holder Agreements with Ameritech and OTR permit Ameritech and OTR to own up to 100% of the outstanding shares of Series B Preferred Stock and permit Ameritech to own up to 29% of the outstanding shares of Common Stock and OTR to own up to 8.5% of the outstanding shares of Common Stock. The Excepted Holder Agreement with Morgan Stanley permits Morgan Stanley acting on its own behalf and on behalf of its clients accounts over which it has investment discretion to own shares of Common Stock equal to the greater of 1,600,000 shares or 8.5% of the outstanding shares of Common Stock. These agreements and the Prudential, Hunt and USAA Excepted Holder Agreement also provide for certain adjustments to the ownership limits if the Company engages in certain types of redemptions or repurchases of Common Stock. Ameritech and OTR have represented and covenanted that they are "qualified trusts" entitled to "look-through" treatment in applying the REIT ownership restrictions and that none of their beneficiaries has been treated as owning a significant portion of the shares it owns.

    Under the Excepted Holder Agreements, the Excepted Holders have made representations with respect to their actual or constructive ownership of interests in tenants of the Company. These representations are designed to assist the Company to qualify as a REIT. A breach of any of these representations, except as determined by the Board with respect a particular Excepted Holder, may result in certain shares of Equity Stock held by such Excepted Holder becoming Shares-in-Trust. The Excepted Holder Agreements entered into with Ameritech and Prudential provides that a tenant ownership issue of this type will be resolved other than through the creation of Shares-in-Trust.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Company has adopted a dividend reinvestment and stock purchase plan designed to provide holders of Common Stock with a convenient and economical means to reinvest all or a portion of their Company cash dividends in shares of Common Stock and to acquire additional shares of Common Stock through voluntary purchases. First Chicago Trust Company of New York, which serves as the Company's transfer agent, administers the dividend reinvestment and stock purchase plan.

OUTSTANDING WARRANTS

    The Company issued 553,000 Merger Warrants on April 8, 1996. Each Merger Warrant entitles the holder to receive one share of Common Stock upon its exercise. The Merger Warrants are listed for trading on the American Stock Exchange. The Merger Warrants are exercisable during the period May 23, 1997 through February 24, 1999. The exercise price of the Merger Warrants is $16.23 (the average of the closing prices of the Common Stock for the first 20 trading days after the Merger).

    The exercise price of the Merger Warrants and the number of shares of Common Stock issuable upon exercise of the Merger Warrants are subject to adjustment in the event of stock dividends, stock splits, subdivisions, reclassifications, reorganizations, consolidations and mergers.

    If a holder of Merger Warrants fails to exercise his or her Merger Warrants before their expiration, those warrants will expire and the holder will have no further rights with respect to Merger Warrants. A holder of Merger Warrants will not have any rights, privileges or liabilities of a stockholder of the Company prior to exercise of the Merger Warrants, including the rights to vote and to receive distributions.

    On February 23, 1996, the Company issued a warrant to purchase shares of Common Stock to USAA (the "USAA Warrant"). The USAA Warrant was issued as consideration for the grant by USAA to the Company of the USAA Option. The USAA Warrant has an exercise price of $14.60 per share and covers 184,900 shares of Common Stock. On April 3, 1966, USAA sold the USAA Warrant to an affiliate of Morgan Stanley for $300,000.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

BOARD OF DIRECTORS

    The Company's Organizational Documents specify that the initial number of directors is nine and allow a majority of the entire Board to increase or decrease the number of directors within a range of three to 15. The tenure of office of a sitting director will not be affected by any decrease in the number of directors. These provisions are in accord with Section 2-402 of the MGCL, which fixes the minimum number of directors at three and allows a range to be specified in a corporation's bylaws. As described below (see "--Amendment to Organizational Documents"), the Bylaws may be amended only by the Board, not by its stockholders. The Board could, therefore, amend the Bylaws to increase or decrease the number of directors within the specified range, without stockholder approval, but could not reduce the number of directors below three. The holders of shares of Series B Preferred Stock are entitled to require, at least temporarily, that the Board be expanded and be entitled to fill the additional position or positions on the Board. See "Description of Stock--Preferred Stock."

    As permitted by the MGCL, the Charter provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Company's stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast for the election of directors. If the stockholders of any class or series are entitled separately to elect one or more directors, a majority vote of all votes of that class or series is required in order to remove without cause a director elected by that class or series.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

    In general, under the MGCL, any proposed merger or consolidation of the Company with another company or companies, or any sale of all or substantially all the assets of the Company, must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter or such lesser percentage (subject to a specified minimum) as is set forth in the corporation's charter. The Charter provides that such transactions may be approved by the affirmative vote of a majority of all votes entitled to be cast on such matters.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA, United States Automobile Association (and its direct and indirect subsidiaries). Ameritech and Prudential, beneficially own more than 10% of the Company's voting shares and would, therefore, be Interested Stockholders under the business combination provisions of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving these stockholders and affiliates and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, these stockholders and affiliates may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    As permitted by the MGCL, the Bylaws exempt any acquisitions of shares of the Company's stock by Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA and United States Automobile Association (and its direct and indirect subsidiaries), Ameritech and Prudential from the provisions of the control share acquisition statute. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

RELATED PARTY TRANSACTIONS

    Although it is the Company's policy not to engage in transactions with its directors or officers, the Charter does not place specific restrictions on related party transactions. The Company is subject to the provisions of the MGCL concerning "interested director transactions," that is, transactions between the Company and a member of the Board or between the Company and another corporation, firm or other entity in which any of its directors is a director or has a material financial interest. Under the MGCL, a contract or transaction between a corporation and any of its directors, or between a corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest, is not void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board or committee that authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

    1. The fact of the common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

    2. The fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding the votes of shares owned by the interested director or other interested party; or

    3.  The contract or transaction is fair and reasonable to the corporation.

SPECIAL MEETINGS OF STOCKHOLDERS

    The Bylaws provide that special meetings of the Company's stockholders may be called: (a) by the Chairman of the Board, the President or the Board; or (b) upon the written request of stockholders holding not less than ten percent of all the votes entitled to be cast at the meeting. The request must state the purpose of the meeting and the matters proposed to be acted on at the meeting. Upon payment by the requesting stockholders of the cost of preparing and mailing notice of the meeting, the Secretary of the Company must give notice to each stockholder entitled to notice. Unless requested by stockholders entitled to cast a majority of the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as one voted on at any special meeting during the preceding 12 months. Under the Bylaws, if the Company calls a special meeting for the purpose of electing one or more directors, any stockholder of record at the time the notice is given who is entitled to vote at the meeting may nominate a person or persons for election by giving notice containing specified information to the Secretary not earlier than the 90th day before the meeting and not later than the later of the 60th day before the meeting or the 10th day after the day on which a public announcement is first made of the date of the meeting and the nominees proposed by the Board. Only persons nominated in accordance with procedures specified in the Bylaws are eligible to serve as directors and only the business specified in the notice of the meeting may be conducted at the meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws establish procedures for nominations or other business brought by stockholders at annual meetings. Under these procedures, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election to the Board or propose other business at an annual meeting only if the stockholder gives notice to the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Such notice must contain specified information. For example, in the case of a nomination by a stockholder, the notice must include the information about each nominee that is required to be disclosed pursuant to the proxy rules under the Exchange Act.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

    Section 2-604 of the MGCL and Article 7 of the Charter govern amendments to the Charter. After the Board proposes a charter amendment, the affirmative vote of the holders of a majority of the outstanding voting stock, voting together as a single class, is required to amend the Charter. The Bylaws provide that the Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws, except for the provision relating to the application of the control share acquisition provisions of the MGCL, which may not be amended or repealed, in whole or in part, without the prior written consent of Ray L. Hunt (or any affiliate of Ray L. Hunt), USAA, Ameritech and Prudential. See "Certain Provisions of Maryland Law and of the Charter and Bylaws--Control Share Acquisitions."

LIABILITY AND INDEMNIFICATION OF CERTAIN PERSONS

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liabilities to the maximum extent permitted by Maryland law.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful on the merits or otherwise, in defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of an active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of a corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

    The Charter obligates the Company to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any other capacity as described above and to any employee or agent of the Company or a predecessor of the Company.

    The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

COMMON STOCK

    Article 4 of the Charter authorizes the Company to issue up to 175 million shares of Common Stock. The holders of shares of Common Stock have the right to vote on all matters for which a common stockholder is entitled to vote at all meetings of the stockholders of the Company, and will be entitled to one vote for each share of Common Stock entitled to vote at such a meeting. Common Stock is subject to ownership limits and restrictions on transfer. See "Description of Stock."

PREFERRED STOCK

    Article 4 of the Charter authorizes the Company to issue up to 25 million shares of Preferred Stock, of which 2,272,727 shares of Series B Preferred Stock are presently outstanding. Preferred Stock, like Common Stock, is subject to ownership limits and restrictions on transfer. See "Description of Stock-- Restrictions on Ownership and Transfer."

    Subject to any limitations imposed by the NYSE and the rights of the holders of shares of Series B Preferred Stock, the Company may, without stockholder approval, issue shares of Preferred Stock in classes and series, and may establish from time to time the number of shares to be included in each such class or series, and fix the designation, powers, preferences and the rights of the shares of each such class or series and the qualifications, limitations and restrictions of each. Except as otherwise provided by law, the holders of the Preferred Stock have and will have only such voting rights as are provided for or expressed in the resolutions of the Board relating to such Preferred Stock.

    The Board believes it is desirable for the Company to have Preferred Stock available for possible future financing and acquisition transactions, stock dividends or distributions and other general corporate purposes. The availability of such shares for issuance in the future will give the Company greater flexibility in obtaining financing or in acquiring Properties by permitting such shares to be issued without the expense and delay of a special stockholders' meeting.

    The availability of Preferred Stock, however, entails risks. Under certain circumstances, shares of Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a takeover, engage in proxy contests, or otherwise gain control of the Company. The Board could authorize holders of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, and with voting rights that are the same as or different from the voting rights of Common Stock, on the election of directors, or approval of a merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. See "Description of Stock--Preferred Stock" for a description of the voting rights of the Series B Preferred Stock. In addition, the shares of Preferred Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Such uses could enhance the Board's ability to deal with attempts to gain control of, or impose transactions upon, the Company that the Board believes are coercive, unfair or otherwise not in the best interests of the Company and all of its stockholders, but which certain stockholders may find attractive. It is also possible that the dividend requirements and sinking fund, conversion or redemption provisions, if any, which may be fixed by the Board for any class or series of Preferred Stock at the time of issuance may have an adverse effect on the availability of earnings for distribution to holders of Common Stock or for other corporate purposes.

                              SELLING STOCKHOLDERS

    The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (a) the number of shares of Common Stock owned by each Selling Stockholder as of December 10, 1997, (assuming no shares have been sold under this Prospectus as of such date), (b) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus, and (c) the amount and percentage of Common Stock to be owned by each Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.

                                                                       MAXIMUM
                                                                      NUMBER OF
                                                           SHARES       SHARES      AMOUNT AND PERCENTAGE OF COMMON
                                                           OWNED        WHICH
NAME OF SELLING STOCKHOLDER AND                           PRIOR TO   MAY BE SOLD   STOCK OWNED AFTER THE OFFERING(2)
RELATIONSHIP TO COMPANY                                   OFFERING   HEREUNDER(1)              AMOUNT--%
-------------------------------------------------------  ----------  ------------  ---------------------------------
The Prudential Insurance Company of America(3)(4)......   7,491,650    7,491,650         --                --
The Prudential Variable Contract Real Property              506,894      506,894         --
  Partnership(4).......................................                                                    --
Strategic Performance Fund--II, Inc.(4)................   1,013,788    1,013,788         --                --
State Street Bank and Trust Company, as Trustee for       8,888,598    7,265,222       1,623,376
  Ameritech Pension Trust(5)...........................                                                     5.1%
    One Enterprise Drive
    Solomon Willard Building (W6C)
    North Quincy, Massachusetts 02171

------------------------

(1) Pursuant to agreements entered into between the Company and each Selling Stockholder, each Selling Stockholder is only permitted to sell an amount equal to 30% of the number of shares of Common Stock listed opposite its name within any 180-day period provided that such limitation shall not apply to any shares offered or sold by any such Selling Stockholder pursuant to one or more underwritten offerings, block trades involving 25,000 shares or more, or any private sale transactions.

(2) Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

(3) Includes 3,689,947 shares of Common Stock held by The Prudential Insurance Company of America on behalf of three insurance company separate accounts.

(4) The address for each of these Selling Stockholders is 8 Campus Drive, Parsippany, New Jersey 07054.

(5) Includes 1,623,376 shares of Common Stock issuable upon the conversion of Ameritech's 1,623,376 shares of Series B Preferred Stock.

    The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be approximately $176,000.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time by the Selling Stockholders. The Selling Stockholders may from time to time sell all or a portion of the Offered Securities in transactions on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Securities may be sold directly or through underwriters or broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Stockholders may pay brokerage commissions and charges. The methods by which the Offered Securities may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) special offerings, exchange distributions and/or secondary distributions in accordance with the rules of The New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, or on an exchange or otherwise, for such shares; and
(f) sales in not involving market makers or established trading markets, including direct sales or distributions to institutions or individual purchasers.

    Pursuant to the provisions of various registration rights agreements entered into by and between the Company and each of the Selling Stockholders, the Selling Stockholders will pay their costs and expenses of selling the shares of Common Stock offered hereunder, including commissions and discounts of underwriters, brokers, dealers, or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

    If underwriters are used in connection with a sale of Offered Securities, the Offered Securities will be acquired from the Selling Stockholders by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of Offered Securities from whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    Upon the Company's being notified by a Selling Stockholder of any change in the identity of the Selling Stockholder or that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of any Offered Securities through a secondary distribution, or a purchase by a broker or dealer, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the names of such brokers or dealers; (b) the number of Offered Securities to be sold; (c) the price at which such Offered Securities are being sold; (d) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (e) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented or amended; (f) any change in the identity of the Selling Stockholder, and (g) other facts material to the transaction.

    The Selling Stockholders and any agent or dealer participating in a distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholders to indemnification by the Company and/or the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company and/or the Selling Stockholders in the ordinary course of business.

    There can be no assurances that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

    The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the material federal income tax considerations affecting the Company and holders of Common Stock. Vinson & Elkins L.L.P., counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the material federal income tax considerations to a holder of the Common Stock based on current law. This discussion is directed principally at stockholders who are individual United States citizens or residents. No attempt has been made to comment on all federal income tax consequences of the ownership of Common Stock. The summary does not address considerations that may be relevant to particular stockholders, including stockholders who are subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions or broker-dealers), nor does it address any tax consequences under the laws of any state, local or foreign jurisdiction. No rulings will be sought from the IRS or any other tax authorities concerning the federal, state, local or other tax considerations relevant to the Company's operations or REIT status, or to the purchase, ownership or disposition of Common Stock. Because the following is only a summary, it is qualified in its entirety by the applicable provisions of the Code and the regulations adopted under the Code, court decisions, and the rulings and other pronouncements of the IRS, all of which are subject to change, possibly with retroactive effect.

    EACH PROSPECTIVE STOCKHOLDER OF THE COMPANY IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR ABOUT THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF SHARES OF COMMON STOCK, PARTICULARLY IN LIGHT OF THAT STOCKHOLDER'S SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAXATION OF THE COMPANY

    The Company believes that since its formation, it has been organized and operated in a manner that permits it to satisfy the various requirements for taxation as a REIT under the applicable provisions of the Code. The rules governing REIT's are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on operating results. While the Company believes it has satisfied these tests since its formation and plans to use its best efforts to do so on a continuing basis, no assurance can be given that such requirements will be met or that the Company will qualify as a REIT for any particular year.

    In the opinion of Vinson & Elkins L.L.P., commencing with the Company's initial taxable year ended December 31, 1995, if the Company is organized and operated as described in this Prospectus, the Company will be able to qualify as a REIT. It must be emphasized that this opinion is based and conditioned on various assumptions and representations of the Company and its officers that are described below. The Company's qualification as a REIT depends upon its ability to meet, through actual annual operating results, the various qualification tests imposed under the Code that are discussed below, the results of which will not be monitored or reviewed by Vinson & Elkins L.L.P. While the Company expects to satisfy these tests and plans to use its best efforts to do so, no assurance can be given that actual operations will meet these requirements and that the Company will qualify as a REIT for any particular year. The opinion of Vinson & Elkins L.L.P. is not binding on the IRS or any court. The opinion of Vinson & Elkins L.L.P. is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or net capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

    Even if the Company qualifies for taxation as a REIT, however, the Company may be subject to Federal income or excise tax, including the following: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gain. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by such property) that is held primarily for sale to customers in the ordinary course of business or other non-income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either of the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during a year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (I.E., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of the fair market value of the asset over its adjusted basis upon its acquisition by the Company, such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust or association: (a) that is managed by one or more directors or trustees, (b) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (c) that would be taxable as a domestic corporation but for the REIT provisions of the Code, (d) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (e) the beneficial ownership of which is held by 100 or more persons, and (f) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). The Company expects to meet each of these requirements. In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied, which the Company anticipates. The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that conditions (e) and (f) must be met during at least 335 days of taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions
(e) and (f) (the "100-Stockholder Requirement" and "Five-or-Fewer Requirement") do not apply for the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (e) and (f), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of conditions (f).

    To protect against violations of the stock ownership requirements, the Charter provides that no person (other than an "Excepted Holder") is permitted to own, applying certain constructive ownership tests, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock (the "Ownership Limit"). An Excepted Holder is a person whom the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through it will be appropriately dispersed so as not to jeopardize the Company's REIT status). Each Excepted Holder will be subject to a separate ownership limit as specified by the Board. Attempted transfers of shares of the Company's stock that would violate the ownership limits (or related restrictions contained in the Charter or Excepted Holder Agreements) generally will cause the number of shares in excess of the limit to be transferred automatically to a trust for the benefit of a charitable beneficiary rather than to the purported transferee.

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records disclosing the actual ownership of its stock. To do so, the Company must demand written statements each year from the record holders of 5% or more of its shares. (if the Company were to have less than 2,000 record stockholders, the demand would have to be made to record holders of smaller percentages of the shares.) In those statements, the record holders are to disclose who actually owns the shares (that is, the persons required to include the Company's dividends in their gross incomes). The Company must maintain a list of those persons who fail or refuse to comply with this demand. Such stockholders must submit a statement with their tax returns disclosing the actual ownership of the shares of stock and certain other information.

    GROSS INCOME TESTS. In order to qualify as a REIT for a particular year, the Company also must meet three tests governing the sources of its gross income that are designed to ensure that the Company earns its income principally from passive real estate investments. In evaluating a REIT's income under the income test, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Company may, from time to time, own and operate a number of its properties through "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

    SEVENTY-FIVE PERCENT GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The key permitted categories are: (a) rents from real property; (b) interest on loans secured by real property; (c) gain from the sale of real property or real property loans (excluding gain from the sale of property that is held primarily for sale to customers in the ordinary course of a trade or business, which is referred to below as "dealer property"); (d) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property or upon a default on a lease of the property ("foreclosure property");
(e) distributions on, or gain from the sale of, shares of other REITs and (vi) "qualified temporary investment income" (described below).

    In evaluating the Company's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is a sale of dealer property, not including foreclosure property and certain dealer property held by the Company for at least four years.

    The Company expects that substantially all of its operating gross income from its properties will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The Company does not expect to earn material amounts of income from services rendered to tenants or from personal property.

    Rent from real property generally does not include rent based on the income or profits derived from the property, unless the computation is based only on a fixed percentage of receipts or sales. Also excluded is rent received from a person or corporation in which the Company (or any of its 10% or greater owners) owns a 10% or greater interest. The Company does not expect to earn income in these two excluded categories.

    A third exclusion covers amounts received with respect to real property if the Company furnishes services to the tenants or managers or operates the property, other than through an "independent contractor" from whom the Company does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if any services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). The Company generally will directly operate and manage its properties without using an "independent contractor," although independent contractors may be employed to perform certain day-to-day property management duties, such as collection of rents and routine maintenance. The Company believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not provide services that might be considered rendered primarily for the convenience of the tenants. The Company believes that substantially all its income from the properties will be qualifying income under the 75% income test.

    A portion of the proceeds of the Offering may be invested in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities. The interest and dividend income earned on those funds should be includable under the 75% income test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning when a REIT receives the new capital.

    Upon the Company's ultimate sale of its properties, any gains realized are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

    NINETY-FIVE PERCENT GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for each taxable year must come either from those sources, or from dividends, other interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

    THIRTY PERCENT GROSS INCOME TEST. For taxable years ending on or before December 31, 1997, the Company also must earn less than 30% of its gross income in each taxable year from the sale or other disposition of: (a) real property and loans secured by real property held for less than four years (other than foreclosure property and involuntary conversions); (b) stock or securities held for less than one year; and (c) property in a prohibited transaction. The 30% gross income test does not have a reasonable cause exception as do the 75% and 95% income tests. Consequently, a failure to meet the 30% income test would terminate the Company's status as a REIT automatically. The 30% gross income test was repealed by the Taxpayer Relief Act of 1997 (the "1997 Act") for tax years beginning after August 5, 1997.

    FAILING THE BASIC GROSS INCOME TESTS. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered). While the Company does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the Company's gross income, the Company could lose its status as a REIT. If a REIT fails to meet either the 75% or 95% income tests during any taxable year, it may still qualify as a REIT for that year if the failure was due to reasonable cause and certain relief provisions apply, although a special penalty tax may be owed. See "--Federal Income Taxation of the Company."

    ASSET TESTS. In order to qualify as a REIT for a particular year, on the last day of each calendar quarter the Company also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the Company's total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs, certain options, and for the one-year period following receipt of new capital, stock and debt instruments acquired with that new capital. Real estate assets do not include mineral, oil or gas royalty interests. Second, although the balance of the Company's assets generally may be invested without restriction, except for securities that are considered real estate assets, the Company will not be permitted to own: (a) securities of any one nongovernmental issuer that represent more than 5% of the value of the Company's total assets; or (b) more than 10% of the outstanding voting securities of any single issuer. A REIT may, however, own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. The Company may, from time to time, hold certain properties through qualified REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

    The Company anticipates that it will comply with these asset tests. As was described above, for a temporary period, some of the proceeds of the Offering may be invested principally in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, which should constitute qualifying assets, at least during the initial one-year period following the Offering. Substantially all of the Company's other investments will be in properties that should represent qualifying real estate assets.

    ANNUAL DISTRIBUTION REQUIREMENT. To maintain REIT status, the Company generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the Company must distribute an amount equal to: (a) 95% of the sum of (i) its "REIT Taxable Income" before the deduction for dividends paid and excluding any net capital gain and (ii) any net income from foreclosure property less the tax on such income, minus (b) certain limited categories of "excess non-cash income." REIT Taxable Income is defined to be the taxable income of the

REIT, computed as if it were an ordinary corporation, with certain modifications. For example, net income from foreclosure property and net income from prohibited transactions are excluded. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years after the year in which it was incurred.

    A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (both for the Company and its stockholders). Because dividends that are paid in a subsequent year and fail to meet this test will be subject to a nondeductible 4% excise tax, the Company anticipates distributing its fourth quarter dividends within the taxable year, or by January 31 of the following year. Dividends declared before the due date of the Company's tax return for the taxable year (including extensions) also will be treated as paid in the prior year (although subject to the excise tax) if they are paid: (a) within 12 months of the end of such taxable year; and (b) no later than the Company's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January will be taxable to the stockholders in the year paid, even though they may be taken into account by the Company for a prior year.

    The Company will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income. For example, if the Company only distributes the required 95% of its taxable income, it would be taxed on the retained 5%. The Company currently intends to distribute sufficient income to satisfy the annual 95% distribution requirement. Under certain circumstances, however, the Company may not have sufficient cash or other liquid assets to met the distribution requirement. This could arise because of competing demands for the Company's funds, or due to timing differences between tax reporting and cash receipts and disbursements (income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the Company does not anticipate difficulties in meeting this requirement, no assurance can be given that the necessary funds will be available. If the Company fails to make a required distribution, it would lose its REIT status.

    If the Company fails to meet the 95% distribution requirement because of an adjustment to the Company's taxable income by the IRS, the Company may be able to cure the failure retroactively by paying to its stockholders a "deficiency dividend" (as well as paying applicable interest and penalties to the IRS) within a specified period.

    SPECIAL DISTRIBUTION REQUIREMENT; BUILT-IN GAIN RULES. The Code and regulations provide that a corporation may be taxed as a REIT only if it has no earnings and profits accumulated in any non-REIT year (including amounts attributable to entities merged into the REIT). The Company expects to be treated as a REIT from inception and does not believe that it inherited any earnings and profits from any of the Merged Trusts that were accumulated during any non-REIT years. Pursuant to IRS Notice 88-19, if a REIT acquires the assets of a C corporation in a tax-free transaction, unless the REIT makes a special election to recognize any built-in gain over a ten-year period, the C corporation is treated as having disposed of the assets in a taxable transaction immediately before the transfer to the REIT. Due to the REIT status of the Merged Trusts, the Company does not believe that these requirements apply to the Company or the Merged Trusts. If the IRS were to challenge successfully the REIT status of one or more of the Merged Trusts during any period prior to the Merger, depending upon the specific circumstances, the rules applicable to transfers from C corporations to REITs might adversely affect the Company's ability to qualify as a REIT.

FAILURE TO QUALIFY AS A REIT

    For any taxable year in which the Company fails to qualify as a REIT, it would be taxed at the usual corporate rate on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income and distributions would no longer be required under the Code. Any corporate level taxes generally would reduce the amount of cash available to the Company for distribution to its stockholders or for reinvestment. Because the stockholders would continue to be taxable on the distributions they receive, the net after-tax yield to the stockholders from their investment in the Company likely would be reduced substantially. As a result, the Company's failure to qualify as a REIT during any taxable year could have a material adverse effect on the Company and its stockholders. If the Company loses its REIT status, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated.

    If, after forfeiting its REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company may face additional adverse tax consequences. Prior to the end of the year in which the Company sought to qualify again as a REIT, the Company would be required to make distributions sufficient to eliminate any earnings and profits accumulated during its period of non-REIT status. Moreover, under IRS Notice 88-19, immediately prior to the effectiveness of the election to return to REIT status, the Company would be treated as having disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the Company's appreciated assets. In that event, however, under current law the Company would be permitted to elect an alternative treatment under which those gains would be taken into account only as and when they actually were recognized upon sales of the appreciated property occurring within a ten-year period (certain proposed legislation might eliminate this alternative treatment, in which case the Company might choose to remain a C corporation). The Company would be required to distribute at least 95% of any such recognized gains, but it would not receive the benefit of a dividends-paid deduction to reduce those taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation (that is, at the corporate level as well as the stockholder level).

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    Distributions generally will be taxable to stockholders as ordinary income to the extent of the Company's earnings and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year will generally be treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income and, as a result, generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules.

    Distributions designated by the Company as capital gains dividends generally will be taxed as long-term capital gains to stockholders to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. Distributions by the Company, whether characterized as ordinary income or as capital gains, are not eligible for the 70% dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carryforwards of the Company. Future regulations may require that stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

    The Company may generate cash in excess of its net earnings. If the Company distributes cash to stockholders in excess of the Company's current and accumulated earnings and profits, the excess cash will be deemed to be a nontaxable return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares, and the distribution will reduce the stockholder's basis (but not below zero). Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A stockholder who has received a distribution in excess of the current and accumulated earnings and profits of the Company may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced by that distribution will be used for purposes of computing the amount of the gain or loss.

    For taxable years beginning after December 31, 1997, the Company may designate a certain amount as undistributed capital gains upon which the Company must pay tax within 30 days after the close of such year, and the amount designated must also be reported by the Company's stockholders as long-term capital gains for their tax years in which the last day of the Company's tax year falls. Such designation must be made in a written notice mailed to the stockholders within 60 days of the close of the Company's taxable year (or mailed to its stockholders with its annual report for the taxable year). The stockholders are treated as having paid the capital gains tax imposed on the Company on the designated amounts and are allowed a credit or refund for the tax deemed paid. Stockholders can increase the adjusted bases of their shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. The Company's earnings and profits will be adjusted for any such undistributed capital gains in accordance with regulations to be prescribed by the IRS.

    Generally, gain or loss realized by a stockholder upon the sale of shares will be reportable as capital gain or loss. If a stockholder receives a capital gain dividend from the Company and sells the shares before holding them for more than six months, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding capital gain dividend received.

    In any year in which the Company fails to qualify as a REIT, its stockholders generally will continue to be treated in the same fashion described above, except that the Company dividends will not be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the Company's tax preference items.

    BACKUP WITHHOLDING. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the Company will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply: (i) when a stockholder fails to supply a correct taxpayer identification number; (ii) when the IRS notifies the Company that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number; or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be creditable against the stockholder's federal income tax liability. The Company also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF DOMESTIC TAX-EXEMPT STOCKHOLDERS

    In 1933, the federal income tax laws were changed to facilitate investments by pension funds in REITs. As described above, a corporation cannot be a REIT if more than 50% of the value of its stock is owned by five or fewer individuals at any time during the last half of a taxable year. In applying this test, pension trusts (and certain other tax-exempt stockholders) formerly were treated as single individuals. Beginning in 1994, however, a qualified pension trust generally has not been considered a single individual in evaluating a REIT's ownership. Instead, beneficiaries of the pension trust are treated as holding the pension trust's stock investment in the REIT in proportion to their actuarial interests in the pension trust.

    In general, a tax-exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS ruled that a REIT's distributions to a tax-exempt employees' pension trust did not constitute unrelated business taxable income. However, when the law was changed to relax the stock ownership restrictions applicable to pension plan investors, a related change was made for unrelated business income tax purposes. This provision applies only if a REIT is a "Pension-Held REIT." In that case, those pension trusts owning more than 10% of the value of the REIT's stock may be required to report a portion of any dividends they receive from the REIT as unrelated business taxable income. One aspect of the definition of a Pension-Held REIT requires that either one pension trust must own more than 25% of the value of the REIT's stock, or one or more pension trusts (each of which owns more than 10%) must own in the aggregate more than 50% of the value of the REIT's stock. The Company intends to operate such that, if it were classified as a Pension-Held REIT, these provisions would not cause its stockholders that are pension trusts to receive dividends that would be considered unrelated business taxable income, however there can be no assurance that the Company will be able to operate in such a manner. A tax-exempt entity, however, may be subject to the unrelated business income tax on dividends from or gain on the Company's shares to the extent that the tax-exempt entity financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code.

    For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in the Company will constitute unrelated business taxable income unless the organization is able to deduct amounts properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the Company. These investors must consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the U.S. are complex. They depend not only upon U.S. tax principles, but also upon the treaties, if any, between the U.S. and the countries of the foreign investors. The following discussion is only a summary of certain U.S. federal income tax considerations potentially affecting foreign stockholders of the Company, who must consult with their own advisors to evaluate all relevant tax considerations.

    The character of distributions on the Company's shares generally will be determined in the same fashion for foreign stockholders as for domestic stockholders (that is, a distribution may be categorized as a taxable ordinary income dividend paid out of the Company's current or accumulated earnings and profits, a nontaxable return of capital, a distribution in excess of the stockholder's basis that is taxable as gain from sale of the shares or a capital gain dividend). See "--Taxation of Taxable Domestic Stockholders."

    If income or gain from the shares is effectively connected with a U.S. trade or business conducted by a foreign stockholder ("effectively connected income"), it generally will be subject to regular U.S. income taxes at graduated rates rather than to the withholding tax described below. Foreign stockholders whose income from the shares is effectively connected income may file an IRS Form 4224 with the Company certifying to that effect. Such income may be subject to the alternative minimum tax, and a special alternative minimum tax may apply to nonresident alien individuals. Foreign corporate stockholders receiving effectively connected income from the shares also may be subject to an additional 30% branch profits tax, unless certain exemptions apply.

    Foreign stockholders whose income from the shares is not effectively connected income generally will be subject to withholding at a 30% rate on ordinary income dividends paid by the Company, unless an applicable tax treaty reduces that rate. For this purpose, however, ordinary income distributions will be presumed to represent dividends paid out of earnings and profits, rather than nontaxable returns of capital or capital gains. If such a distribution is later determined to have exceeded earnings and profits, an affected foreign stockholder may claim a refund for excess withholdings.

    Any distributions that are attributable to gain from the sale of United States real property interests (whether or not specifically designated as capital gain dividends) will be subject to the Foreign Investment in real Property Tax Act ("FIRPTA"). Under FIRPTA, those distributions will be treated as gains that are effectively connected income and generally will be taxed at regular U.S. capital gains tax rates. As a means of collecting this tax, the Treasury Regulations require the Company to withhold 35% of any distributions to foreign stockholders that the Company could designate as capital gains dividends. If the amount of the FIRPTA withholding exceeds the applicable tax, the foreign stockholder may obtain a refund.

    Gain from the sale of shares generally will not be subject to U.S. taxation. The sale of shares generally will not be subject to FIRPTA because the Company should qualify as a "domestically-controlled REIT" (only a minority, if any, of the Company's stockholders are expected to be foreign stockholders). If any capital gain dividends or gains from the sale of shares constitute effectively connected income, however, regular U.S. taxes may apply as described above. If a nonresident alien stockholder is present in the U.S. for 183 days or more during the year for which the gains are reportable and has a "tax home" in the U.S., a 30% tax may apply to the capital gains.

    Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

POSSIBLE TAX LAW CHANGES

    The anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Congress at any time may consider changes to the tax laws, and any such legislation may affect the treatment of real estate investments, in general, or REITs in particular. The 1997 Act made a number of statutory changes generally designed to make it easier for taxpayers to comply with the highly-technical REIT rules. The Clinton administration has also proposed certain legislation that has not been enacted that would require immediate recognition of built-in gains of certain large C corporations (with a stock value in excess of $5 million) that elect to be taxed as REITs (potentially applicable if a REIT loses its REIT status and then seeks to requalify) or of large C corporations the assets of which are acquired by REITs in tax-free transactions (effectively repealing the ability to elect under IRS Notice 88-19 to report any such built-in gains only to the extent that they are recognized when and if the appreciated assets are sold during a ten-year period). No prediction can be made as to whether these or any other changes to the REIT tax rules will be implemented, or whether any changes that might take effect would adversely affect the Company's ability to qualify as a REIT or the treatment of the Company's stockholders.

STATE AND LOCAL TAXES

    The Company will be subject to the taxing jurisdiction of each state in which it owns properties or otherwise engages in business. Stockholders also may be subject to state or local taxes in various jurisdictions, including those in which they reside or transact business. The state or local tax treatment may differ from the federal income tax treatment described above. As a general matter, however, stockholders receiving dividends from the Company are likely to be taxable on those amounts only in their states of residence. Because of the potential diversity of the state and local rules, this Prospectus does not include a discussion of state or local taxation of the Company or the stockholders, nor is any representation made as to the tax status of the Company or the stockholders in any state or local jurisdiction. all stockholders must consult their own tax advisors concerning the possible application of any state or local tax laws.

                                 LEGAL MATTERS

    The legality of the Offered Securities will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements and related schedules of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1996 and the combined statements of revenues and certain expenses for the Prudential Property Transaction for the year ended December 31, 1996, for the Ameritech Property Transaction--Group A Properties for the years ended December 31, 1996, 1995 and 1994, for the Ameritech Property Transaction--Group B Properties for the years ended December 31, 1996 and 1995, for the Ameritech Property Transaction--Group C Properties for the year ended December 31, 1996, for the Acquired Properties for the year ended December 31, 1996 and for the Portfolio Acquisitions for the year ended December 31, 1996 incorporated by reference herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                    GLOSSARY

    "AMERITECH" means State Street Bank and Trust Company, as trustee for the Ameritech Pension Trust (or any successor trustee).

    "ASSET PURCHASE" means the sale by Trust 83 to the Company of all of Trust 83's properties (except the Charleston Business Park property) and certain other assets, in accordance with the Amended and Restated Asset Purchase Agreement between the Company and Trust 83 dated as of November 10, 1995.

    "BOARD" means the board of directors of the Company.

    "BYLAWS" means the Second Amended and Restated Bylaws of the Company.

    "CHARTER" means the Third Amended and Restated Articles of Incorporation of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended, together with its predecessor.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means the Company's common stock, par value $.001 per share.

    "COMPANY" means Meridian Industrial Trust, Inc., a Maryland corporation.

    "CONSOLIDATION TRANSACTIONS" means the Merger and the Asset Purchase.

    "CONTROL SHARE" means voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror thereof or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) would entitle the acquiror to exercise voting power in electing directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third;
(b) one-third or more but less than a majority; or (c) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    "CONTROL SHARE LAW" means Sections 3-701 through 3-709 of the MGCL.

    "CONVERSION PRICE" means the price at which the Series B Preferred Stock may be converted into Common Stock at the option of the holder.

    "EQUITY STOCK" means Common and Preferred Stock of the Company.

    "EXCEPTED HOLDERS" means a person whom the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934.

    "FIRPTA" means the Foreign Investment in Real Property Act.

    "FIVE OR FEWER REQUIREMENT" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year).

    "FUNDS FROM OPERATION" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustment from unconsolidated partnerships and joint ventures.

    "HUNT" means Hunt Acquisitions Partners, Ltd., a Delaware limited partnership.

    "HUNT REALTY" means Hunt Realty Corporation, a Delaware corporation.

    "INDEPENDENT DIRECTOR" means a director of the Company who is not an officer, full-time employee or member of the immediate family of an officer in full-time employment of the Company.

    "INTERESTED STOCKHOLDER LAW" means the provisions of the MGCL (Sections 3-601 through 3-604) that place restrictions on transactions between Maryland corporations and stockholders who have acquired 10% or more of a corporation's stock.

    "INTERESTED STOCKHOLDERS" means, in accordance with the MGCL, any person who owns 10% or more the voting power of a corporation's shares.

    "IRS" means the Internal Revenue Service.

    "LIBOR" means the London Interbank Offered Rate.

    "MERGED TRUSTS" means Trust IV, Trust VI and Trust VII all of which were merged into the Company on February 23, 1996.

    "MERGER" means the merger of Trusts IV, VI and VII into the Company in accordance with the Merger Agreement and applicable law.

    "MERGER AGREEMENT" means the Amended and Restated Agreement and Plan of Merger dated as of November 10, 1995 among the Merged Trusts and the Company.

    "MERGER WARRANTS" means the warrants to purchase shares of Common Stock issued by the Company to the holders of Trust VI common stock and Trust VII common stock in connection with the Merger.

    "MORTGAGE LOAN" means the Loan Administration Agreement between The Prudential Insurance Company of America and the Company, as amended.

    "MGCL" means the Maryland General Corporation Law, as amended from time to time.

    "NYSE" means the New York Stock Exchange.

    "ORGANIZATIONAL DOCUMENTS" means the Charter and Bylaws.

    "OTR" means OTR, an Ohio general partnership acting on behalf of and as nominee for The State Teachers Retirement Board of Ohio.

    "OWNERSHIP LIMIT" means the restriction contained in the Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock.

    "PREFERRED STOCK" means all series of preferred stock of the Company.

    "PREFERRED STOCK PRIVATE PLACEMENT" means the private placement of shares of the Series B Preferred Stock to Ameritech and OTR.

    "PROHIBITED OWNER" means the person who would otherwise be considered the owner of Shares-in-Trust had such shares not been transferred to a trustee because such owner violated the Ownership Limit.

    "PROPERTIES" means all of the properties owned by the Company.

    "PROSPECTUS" means this prospectus.

    "PRUDENTIAL" means, collectively, The Prudential Insurance Company of America, The Prudential Variable Contract Real Property Partnership, Strategic Performance Fund-II, Inc., and three insurance company separate accounts managed by The Prudential Insurance Company of America.

    "RECAPITALIZATION" means the May 31, 1995 closing of the transactions under the stock purchase agreements between Hunt and each of the Merged Trusts and the stock purchase agreements between

USAA and each of the Merged Trusts, and the concurrent restructuring or retirement of the Trusts' indebtedness.

    "REFINANCING" means (i) the retirement of certain Trust indebtedness that took place when the Consolidation Transactions closed using the net proceeds of the Preferred Stock Private Placement and (ii) the availability of funds under the Unsecured Credit Facility.

    "REIT" means a real estate investment trust meeting the requirements of Sections 856 through 860 of the Code.

    "REIT TAXABLE INCOME" means taxable income of a REIT, computed as if it were an ordinary corporation, with certain modifications.

    "SECURITIES ACT" means the Securities Act of 1933.

    "SERIES A PREFERRED STOCK" means the Series A Preferred Stock, par value $.001 per share of the Company that was redeemed or canceled in the Merger.

    "SERIES B PREFERRED STOCK" means the Series B Preferred Stock, par value $.001 per share, of the Company issued in the Preferred Stock Private Placement.

    "SHARES-IN-TRUST" means shares of Equity Stock (including warrants or options to acquire Equity Stock) that would be automatically transferred to a trustee for the benefit of a charitable beneficiary because they would cause a person to be treated as owning Equity Stock in violation of the Company's Ownership Limit.

    "STOCK PLAN" means the Amended and Restated Employee and Director Incentive Stock Plan of the Company.

    "TRUST 83" means Meridian Point Realty Trust '83, a California business trust.

    "TRUST IV" means Meridian Point Realty Trust IV Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUST VI" means Meridian Point Realty Trust VI Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUST VII" means Meridian Point Realty Trust VII Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUSTS" means Trust IV, Trust VI, Trust VII and Trust 83, collectively.

    "USAA" means USAA Real Estate Company, a Delaware corporation which is an indirect, wholly-owned subsidiary of United Services Automobile Association, a reciprocal interinsurance exchange formed under the Texas Insurance Code.

    "USAA OPTION" means the option USAA granted to the Company to purchase certain industrial property located in Lakeland, Florida and the right of first refusal to purchase certain land and improvements located in Chicago, Illinois.

    "USAA WARRANT" means the warrant to purchase shares of Common Stock that the Company issued to USAA as consideration for the USAA Option.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................    1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................    1

THE COMPANY...............................................................    3

RISK FACTORS..............................................................    4

DESCRIPTION OF STOCK......................................................   11

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS..........   19

SELLING STOCKHOLDERS......................................................   25

PLAN OF DISTRIBUTION......................................................   26

FEDERAL INCOME TAX CONSIDERATIONS.........................................   27

LEGAL MATTERS.............................................................   37

EXPERTS...................................................................   37

GLOSSARY..................................................................   38

                              MERIDIAN INDUSTRIAL
                                  TRUST, INC.

                               16,277,554 SHARES
                                OF COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              DECEMBER     , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses that will be borne by the Company in connection with the registration of Common Stock offered hereby, other than commissions:

SEC registration fee......................................................  $ 120,347
Printing and engraving expenses...........................................     10,000
Legal fees and expenses...................................................     30,000
Accounting fees and expenses..............................................      5,000
"Blue sky" fees and expenses..............................................      5,000
Transfer agent and registrar fees.........................................      1,000
Miscellaneous expenses....................................................      5,000
                                                                            ---------
  Total...................................................................  $ 176,347
                                                                            ---------
                                                                            ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Charter (the "Charter") contains such a provision which eliminates such liabilities to the maximum extent permitted by Maryland law.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of an active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of a corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if its shall ultimately be determined that the standard of conduct was not met.

    The Charter obligates the Company to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise form and against any claim or liability which such person may become subject or which such person may incur by reason of his or her status as a current or former director or officer of the Company. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the

Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreement officers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of the Company or its stockholders to eliminate the rights it provides.

    It is the position of the SEC that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
  NUMBER                                                     DESCRIPTION OF EXHIBITS
-----------             -------------------------------------------------------------------------------------------------
       4.1      --      The Company's Third Amended and Restated Articles of Incorporation (incorporated by reference to
                          Exhibit 3.1 to the Company's Registration Statement on Form S-11, Registration No. 333-02322)
       4.2      --      Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997)
       4.3      --      Amendment to Second Amended and Restated Bylaws, adopted January 26, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended
                          September 30, 1997)
       4.4      --      Second Amendment to Second Amended and Restated Bylaws, adopted September 17, 1997 (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended
                          September 30, 1997)
       4.5      --      Form of Certificate of Common Stock, par value $.001 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11, Registration No.
                          333-02322)
       4.6      --      Registration Rights Agreement dated September 24, 1997, by and among the Company, Prudential,
                          Strategic Performance Fund-II, Inc. and The Prudential Variable Contract Real Property
                          Partnership (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on
                          Form 10-Q for the period ended September 30, 1997)
       4.7      --      Amended and Restated Registration Rights Agreement dated September 24, 1997, by and between the
                          Company and Prudential on behalf of certain insurance company separate accounts (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997)
       4.8      --      Registration Rights Agreement dated September 30, 1997, between the Company and Ameritech
                          (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for
                          the period ended September 30, 1997)
       5.1*     --      Opinion of Ballard Spahr Andrews & Ingersoll
       8.1*     --      Opinion of Vinson & Elkins L.L.P. regarding certain tax matters
      23.1*     --      Consent of Arthur Andersen LLP

  EXHIBIT
  NUMBER                                                     DESCRIPTION OF EXHIBITS
-----------             -------------------------------------------------------------------------------------------------
      23.2      --      Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
      23.3      --      Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 8.1 to this
                          Registration Statement
      24.1      --      Power of Attorney of directors and officers (included in the signature pages to this Registration
                          Statement).

------------------------

*   Filed herewith.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

    (ii) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on December 11, 1996.

                                MERIDIAN INDUSTRIAL TRUST, INC.

                                By:            /s/ ALLEN J. ANDERSON
                                     -----------------------------------------
                                                 Allen J. Anderson
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each of Meridian Industrial Trust, Inc., a Maryland corporation, and each of the undersigned directors and officers of Meridian Industrial Trust, Inc., hereby constitutes and appoints Allen J. Anderson and Milton K. Reeder and each of them its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities (unless revoked in writing), with full power to act alone, to sign any and all amendments to this registration statement (including post-effective amendments thereto, and other documents in connection therewith) and any registration statement to register additional securities pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
    /s/ ALLEN J. ANDERSON         Executive Officer
------------------------------    (Principal Executive       December 11, 1997
      Allen J. Anderson           Officer)

     /s/ MILTON K. REEDER
------------------------------  President (Principal         December 11, 1997
       Milton K. Reeder           Financial Officer)

                                Treasurer and Controller
       /s/ JAIME SUAREZ           (controller and
------------------------------    Principal Accounting       December 11, 1997
         Jaime Suarez             Officer)

      C.E. "DOC" CORNUTT
------------------------------  Director                     December 11, 1997
      C.E. "Doc" Cornutt

    /s/ T. PATRICK DUNCAN
------------------------------  Director                     December 11, 1997
      T. Patrick Duncan

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ PETER O. HANSON
------------------------------  Director                     December 11, 1997
       Peter O. Hanson

      /s/ JOHN S. MOODY
------------------------------  Director                     December 11, 1997
        John S. Moody

    /s/ KENNETH N. STENSBY
------------------------------  Director                     December 11, 1997
      Kenneth N. Stensby

      /s/ LEE W. WILSON
------------------------------  Director                     December 11, 1997
        Lee W. Wilson

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                  DESCRIPTION OF EXHIBITS
-----------             --------------------------------------------------------------------------------------------
       4.1          --  The Company's Third Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-11, Registration
                         No. 333-02322)

       4.2          --  Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997)

       4.3          --  Amendment to Second Amended and Restated Bylaws, adopted January 26, 1996 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997)

       4.4          --  Second Amendment to Second Amended and Restated Bylaws, adopted September 17, 1997
                         (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q
                         for the period ended September 30, 1997)

       4.5          --  Form of Certificate of Common Stock, par value $.001 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-11,
                         Registration No. 333-02322)

       4.6          --  Registration Rights Agreement dated September 24, 1997, by and among the Company,
                         Prudential, Strategic Performance Fund-II, Inc. and The Prudential Variable Contract Real
                         Property Partnership (incorporated by reference to Exhibit 10.4 to the Company's Quarterly
                         Report on Form 10-Q for the period ended September 30, 1997)

       4.7          --  Amended and Restated Registration Rights Agreement dated September 24, 1997, by and between the Company and Prudential on behalf of certain insurance company separate accounts
                         (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q
                         for the period ended September 30, 1997)

       4.8          --  Registration Rights Agreement dated September 30, 1997, between the Company and Ameritech
                         (incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q
                         for the period ended September 30, 1997)

       5.1*         --  Opinion of Ballard Spahr Andrews & Ingersoll

       8.1*         --  Opinion of Vinson & Elkins L.L.P. regarding certain tax matters

      23.1*         --  Consent of Arthur Andersen LLP

      23.2          --  Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

      23.3          --  Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 8.1 to this
                         Registration Statement

      24.1          --  Power of Attorney of directors and officers (included in the signature pages to this
                         Registration Statement).

------------------------

*   Filed herewith.